CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
DRINK WORLD, INC.

     On the 12th day of July 1995, pursuant to the Nevada Revised Statutes 78.320 and other applicable Nevada Revised Statutes, a Special Meeting of Shareholders representing a majority of the holders was called. Whereas, there being 2,750,000 common shares validly issued and outstanding and entitled to vote, shareholders voted either by proxy or in person 1,782,000 shares FOR, representing 64.8% being a majority and 0 shares AGAINST, to AMEND THE ARTICLES OF INCORPORATION OF DRINK WORLD, INC.

      Therefore, the Corporation does by these presents Amend its Articles of Incorporation as follows:

      The  name of the corporation is changed to AIMRITE HOLDINGS
CORPORATION.

      I, KENNY GREEN, President and Secretary of Drink World, Inc., do hereby swear and affirm that the Certificate of Amendment as contained herein is true and correct as adopted by a majority of shareholders on July 12th, 1995. Dated this 20th day of July 1995.



                         BY: /s/ Kenny Green
                         KENNY GREEN, PRESIDENT, SECRETARY